As filed with the Securities and Exchange Commission on May 25, 2007 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)
              Delaware                                        76-0526032
(State or other jurisdiction of                     (I. R. S. Employer
incorporation or organization)           Identification No.)
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(Address of principal executive offices)

GULFMARK OFFSHORE, INC.
2005 NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN
(Full title of the plan)

Edward A. Guthrie, Jr.
Executive Vice President, Finance
GulfMark Offshore, Inc.
10111 Richmond Avenue, Ste 340
Houston, Texas 77042
(713) 963-9522
(Name, address and telephone number of agent for service)

Copies to:

Strasburger & Price, L.L.P.
1401 McKinney St., Ste 2200
Houston, Texas 77010
(713) 951-5600
Attn: W. Garney Griggs, Esq.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	150,000 shares	$53.325	$7,998,750	$245.56

(1)   Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by non-employee directors under the share incentive plan described herein. Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)   Estimated solely for purposes of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock on the NASDAQ Global Select Market on May 22, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed with the Securities and Exchange Commission, or SEC, pursuant to the Securities Exchange Act of 1934, as amended, or Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act and applicable SEC rules and regulations):

(a)	Description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A, filed April 29, 1997;

(b)	Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2006, filed March 1, 2007;

(c)	Quarterly report on Form 10-Q, for the quarter ended March 31, 2007, filed May 1, 2007;

(d)
Current reports on Form 8-K, filed January 29, 2007, January 30, 2007, February 26, 2007, March 22, 2007, March 22, 2007, March 23, 2007, April 24, 2007, April 25, 2007, April 30, 2007, May 4, 2007, May 11, 2007, and May 22, 2007, and on Form 8-K/A filed March 22, 2007; and

(e)
All documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold.

Statement in subsequently filed incorporated documents or in any accompanying prospectus supplement will modify and supersede the statement contained in this registration statement and become a part hereof from the date of the filing of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

General

Our certificate of incorporation, as amended, provides that we must indemnify our directors, officers and certain other individuals to the full extent permitted by the Delaware General Corporation Law or other applicable laws. We are permitted to enter into agreements with any such person to provide indemnification greater or different than that provided in our certificate of incorporation, as amended, or the Delaware General Corporation Law.

Our certificate of incorporation, as amended, limits the personal liability of our directors to us or our stockholders to the full extent permitted by Delaware General Corporation Law or other applicable laws. The Delaware General Corporation Law currently permits directors to be protected from monetary damages for breach of their fiduciary duty of care. This limitation has no effect on claims arising under the federal securities laws.

Indemnification and Insurance

Delaware corporations may indemnify their directors and officers, as well as other employees and agents, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before any indemnification where the person seeking indemnification has been found liable to the corporation.

Our certificate of incorporation, as amended, provides that we shall indemnify, to the full extent permitted by the Delaware General Corporation Law or any other applicable law, each of our current and former directors, officers, employees and certain agents, and each person who, at the request of the board of directors or an officer, serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. Significant payments by us in settlement of a claim or in satisfaction of a judgment against any of our officers, directors or other indemnified individuals, as required by these provisions and if permitted by Delaware law, could materially reduce our assets.

We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification, and there is no pending litigation or proceeding involving any of our directors or officers in which indemnification would be required or permitted by our certificate of incorporation, as amended, or Delaware law.

Elimination of Liability in Certain Circumstances

Our certificate of incorporation, as amended, protects our directors against monetary damages for breach of the duty of care to the full extent permitted by the Delaware General Corporation Law. These provisions do not eliminate the directors' duty of care. Under these provisions, neither we nor our stockholders may assert a claim for money damages against a director for certain breaches of fiduciary duty, including claims in connection with possible takeover proposals. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. These provisions also do not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws. The provisions of the Delaware General Corporation Law apply to our officers only if they are directors and are acting in their capacity as directors, and do not apply to officers who are not directors.

Directors will remain subject to liability for the following:

•	breach of a director's duty of loyalty to us and our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	transactions from which a director derives improper personal benefit; and

•	unlawful dividends or unlawful stock repurchases or redemptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.
Description

4.1	Certificate of Incorporation, dated December 4, 1996 (incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.2	Certificate of Amendment of Certificate of Incorporation, dated March 6, 1997 (incorporated by reference to Exhibit 3.2 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.3	Certificate of Amendment of Certificate of Incorporation, dated May 24, 2002 (incorporated by reference to Exhibit 3.3 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.4	Bylaws, dated December 5, 1996 (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-4, Registration No. 333-24141 filed on March 28, 1997).

4.5
Specimen Certificate for GulfMark Offshore, Inc. Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1, Registration No. 333-31139 filed on July 11, 1997.

4.6
Indenture, dated July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 4.4 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.7
Registration Rights Agreement, dated July 21, 2004, among GulfMark Offshore, Inc. and the initial purchasers (incorporated by reference to Exhibit 4.5 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.8.1	GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan (incorporated by reference to Exhibit A of our Proxy Statement on Form DEF 14A, filed on April 21, 2005).

*4.8.2	Amendment No. 1 to the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan.

4.9
Form of Non-Employee Director Restricted Stock Agreement for an award of restricted stock under the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan (incorporated by reference to our current report on Form 8-K, filed on May 18, 2006).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Ernst & Young LLP.

*23.3	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*Filed herewith

Item 9. Undertakings.

(a) GulfMark hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by GulfMark pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) GulfMark hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, GulfMark has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GulfMark of expenses incurred or paid by a director, officer or controlling person of GulfMark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GulfMark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GulfMark certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on  May 25, 2007.

GulfMark Offshore, Inc.

By:	/s/ Edward A. Guthrie
Executive Vice President, Finance (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Streeter and Edward A. Guthrie, Jr., and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Bruce A. Streeter	President, Chief Operating Officer and Director (Principal Executive Officer)	May 25, 2007
Bruce A. Streeter

/s/ Edward A. Guthrie, Jr.	Executive Vice President-Finance, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	May 25, 2007
Edward A. Guthrie, Jr.

/s/ Carla Mashinski	Controller and Assistant Secretary (Principal Accounting Officer)	May 25, 2007
Carla Mashinski

/s/ Peter I. Bijur	Director	May 25, 2007
Peter I. Bijur

/s/ David J. Butters	Director	May 25, 2007
David J. Butters

/s/ Marshall A. Crowe	Director	May 25, 2007
Marshall A. Crowe

/s/ Louis S. Gimbel, 3rd	Director	May 25, 2007
Louis S. Gimbel, 3rd

/s/ Sheldon S. Gordon	Director	May 25, 2007
Sheldon S. Gordon

/s/ Robert B. Millard	Director	May 25, 2007
Robert B. Millard

/s/ Robert O’Connell	Director	May 25, 2007
Robert O’Connell

/s/ Rex C. Ross	Director	May 25, 2007
Rex C. Ross

INDEX OF EXHIBITS

Exhibit No.
Description

4.1	Certificate of Incorporation, dated December 4, 1996 (incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.2	Certificate of Amendment of Certificate of Incorporation, dated March 6, 1997 (incorporated by reference to Exhibit 3.2 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.3	Certificate of Amendment of Certificate of Incorporation, dated May 24, 2002 (incorporated by reference to Exhibit 3.3 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.4	Bylaws, dated December 5, 1996 (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-4, Registration No. 333-24141 filed on March 28, 1997).

4.5
Specimen Certificate for GulfMark Offshore, Inc. Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1, Registration No. 333-31139 filed on July 11, 1997.

4.6
Indenture, dated July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 4.4 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.7
Registration Rights Agreement, dated July 21, 2004, among GulfMark Offshore, Inc. and the initial purchasers (incorporated by reference to Exhibit 4.5 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.8.1	GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan (incorporated by reference to Exhibit A of our Proxy Statement on Form DEF 14A, filed on April 21, 2005).

*4.8.2	Amendment No. 1 to the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan.

4.9
Form of Non-Employee Director Restricted Stock Agreement for an award of restricted stock under the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan (incorporated by reference to our current report on Form 8-K, filed on May 18, 2006).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Ernst & Young LLP.

*23.3	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*Filed herewith